Exhibit 99.1

            Colin Slade Joins AMI Semiconductor's Board of Directors

    POCATELLO, Idaho--(BUSINESS WIRE)--Jan. 7, 2004--AMI Semiconductor (Nasdaq:AMIS), a leading designer and manufacturer of state-of-the-art, integrated mixed-signal products and structured digital products for the automotive, medical and industrial sectors, announced that Colin L. Slade has joined its Board of Directors.
    Slade is currently the Senior Vice President and Chief Financial Officer for Tektronix, Inc. headquartered in Beaverton, Oregon.
    Slade fills a vacancy on the AMIS Board created by the retirement of Thomas Epley.
    "I am delighted that Colin Slade has joined our Board of Directors," said Chris King, President and CEO of AMIS. "Colin brings a great amount of financial knowledge and experience to our board. With AMIS recently becoming a publicly traded company, Colin's background in financial processes and procedures as well as acquisitions, will be of great value to us. I also want to thank Tom Epley for the excellent service he has provided to AMIS as interim CEO in 2001 and as a member of our board."

    Background Information

    Prior to moving into his present position as Senior Vice President and Chief Financial Officer for Tektronix, Slade served the company in a variety of positions including Corporate Controller, Group Controller for Tektronix' Color Printing & Imaging Group, and Division Controller for Tektronix' Graphics Printing & Imaging Division. Before joining Tektronix, Slade worked for Graphic Software Systems, Inc. in Beaverton and for Price Waterhouse in Portland and in London.

    About AMI Semiconductor

    AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art integrated mixed-signal products, mixed-signal foundry services and structured digital products, AMIS is committed to providing customers with the optimal value, quickest time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of the United States, Europe and the Asia Pacific region.


    CONTACT: AMI Semiconductor
             Tamera Drake, 208-234-6890
             Tamera_Drake@amis.com
                 or
             Investor Relations
             Jimmie Hutchens, 208-234-6732
             investor@amis.com
                 or
             Shelton
             Christa Osswald, 972-239-5119 x142
             cosswald@sheltongroup.com